UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15 (D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) - September 14, 2005

Commission File Number: 0-30323

COLLEGE PARTNERSHIP, INC.
(Exact name of registrant as specified in its charter)

                                   Nevada       84-1416023
                            (State or jurisdiction of               (IRS Employer Identification No.)
                             incorporation or organization)

333 South Allison Parkway, Suite 100
Lakewood, CO 80225
(Address of principal executive offices, including zip code)

(303) 804-0155
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Precommencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Precommencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

COLLEGE PARTNERSHIP, INC.

Item 3.02 Unregistered Sale of Equity Securities

On September 14, 2005, College Partnership, Inc. (the “Company”) executed a Stock Purchase Agreement (the “Agreement”) with Culver Trading, LLC, (“Culver”), effective as July 29, 2005, whereby the Company shall acquire 5,000,000 cash equivalent media credits (“Media Credits”) from Culver in exchange for 2,000,000 restricted shares of the Company’s Series C Preferred stock (“Series C Preferred Shares”). In addition, the Company, at its sole discretion, may grant to Culver an option to purchase an additional 2,000,000 restricted Series C Preferred Shares upon the same terms and conditions. Media Credits may be used by the Company solely in connection with the purchase of advertising media, merchandise and/or services from and/or through Culver. The term of this Agreement is for a period of 60 months or such earlier time as the Company fully utilizes its Media Credits.  The market/cash value of the toal exercised Media Credits is  $4,000,000.

Series C Preferred Shares are convertible into shares of the Company’s common stock (“Common Shares”) at a rate of 5 Series C Preferred Shares to 4 Common Shares as follows:

Mandatory Conversion: If the last sales price of the Company’s Common Shares is $5.00 for a period of at least 30 consecutive business days, the Series C Preferred Shares shall automatically be converted into Common Shares.

Culver’s Right to Convert: Each Series C Preferred Share shall be convertible at any time at the option of Culver or holder.

Company’s Right to convert: Each Series C Preferred Share shall be convertible at the option of Company at any time provided the last sales price of the Common Shares is $1.40 for a period of at least 30 consecutive business days.

There is no material relationship between the Company or its affiliates and any of the parties, other than with respect to this Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

Date: September 19, 2005
                                                                                COLLEGE PARTNERSHIP, INC.

By: /s/ Janice A. Jones
                                                                                                    Janice A. Jones
                      Exec. Vice President/Director